                            PURCHASE AND SALE AGREEMENT

       This Purchase and Sale Agreement ("Agreement") is made and entered into on this 25th day of August, 1999, among TEXSTAR PETROLEUM, INC., a Texas corporation ("Texstar"), BENZ ENERGY INC., a Delaware corporation ("Benz"), whose addresses are 1000 Louisiana, 15th Floor, Houston, Texas 77002 (Texstar and Benz shall be referred to herein collectively as "Seller"), and PRIME NATURAL RESOURCES, INC., a Texas corporation, whose address is 5151 San Felipe, Suite 1200, Houston, Texas 77056 ("Buyer").

                                      RECITALS

       WHEREAS, Seller owns interests in and to (i) the Leases (hereinafter defined) more fully described in EXHIBIT A attached hereto, (ii) the Options (as hereinafter defined) more fully described in EXHIBIT B attached hereto,
(iii) the Contracts (as hereinafter defined) more fully described in EXHIBIT C and (iv) assets related to such Leases, Options and Contracts; and

       WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller an undivided thirty seven and one-half percent (37 1/2%) of all of Seller's rights, titles and interests including, without limitation, an undivided thirty seven and one-half percent (37 1/2%) of all of the rights, titles and interests which Seller acquired pursuant to the assignments and agreements described in EXHIBIT A-1 attached hereto (such assignments and agreements being hereinafter collectively referred to as the "Acquisition Documents"), in and to the Leases, Options, Contracts and related assets upon the terms and subject to the conditions hereinafter set forth; and

       WHEREAS, in accordance with the Contracts, (as hereinafter defined), Seller is subject to that certain Area of Mutual Interest ("AMI") as shown on the Plat attached hereto as EXHIBIT D, covering the lands (the "Lands") affected by the Leases, Options, Contracts and related assets; and

       WHEREAS, Benz joins as Seller for the sole purpose of selling, assigning, conveying and delivering to Buyer 37.5% of Benz's rights, titles and interests in and to the Seismic Data (as hereinafter defined) and the Option Interest (as hereinafter defined) relating thereto to which Benz, rather than Texstar, is the owner.

       WHEREAS, the parties hereto acknowledge that Buyer has asserted that it intends to vote to begin drilling activities on the Subject Interests, (as hereinafter defined), as soon as possible after Closing, as hereinafter defined.

       NOW, THEREFORE, in consideration of the premises, the considerations enumerated herein and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows. Unless defined elsewhere in this Agreement, all capitalized terms used herein shall have the respective meanings given them in APPENDIX A hereto, which is incorporated herein by reference and shall be deemed to be a part of this Agreement for all purposes.

                                     ARTICLE 1.
                           AGREEMENT TO PURCHASE AND SALE

       1.1 SALE AND PURCHASE OF THE SUBJECT INTERESTS. Seller and Buyer hereby agree that, simultaneously with the execution of this Agreement, upon the terms and subject to the conditions herein set forth, Seller shall sell, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, an undivided thirty seven and one-half percent (37 1/2%) of all of Seller's rights, titles and interests, including without limitation, an undivided thirty seven and one-half percent (37 1/2%) of all of the rights, titles and interests which Seller acquired pursuant to the Acquisition Documents, in and to the following:

              (a) The oil, gas and/or mineral leases and the leasehold estates created thereby described in the attached EXHIBIT A (the "Leases");

              (b) All geophysical options described in the attached EXHIBIT B (the "Options");

              (c) All contracts and agreements appertaining to the Leases, Options and Lands, including, but not limited to, those described in the attached EXHIBIT C (the "Contracts");

              (d) All mineral interests, royalty interests, mineral servitudes, production payments, overriding royalty interests, net profits interests and interests of any kind or type whatsoever in and to the Lands, together with corresponding interests in and to the Lands and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Lands being a part thereof, all production from the pool or unit allocated to any such Lands, and all interests in any wells within the pool or unit associated with the Lands;

              (e) All oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom, together with all minerals produced in association with these substances (collectively called "Hydrocarbons") on and under and which may be produced and saved from or attributable to the Leases, Options, Contracts or Lands, and all rents, issues, profits, proceeds, products, revenues and other income from or attributable thereto;

              (f) All easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests to the extent that they are appurtenant to or affect any of the properties and interests referred to in (a) through (e) above or are used or held for use in connection with the ownership or operation of such properties and interests applicable to, or used or useful in connection with, any or all of such properties and interests; and

              (g)    The Seismic Data.

       The properties and interests described in Sections 1.1(a) through (g) above are hereinafter called the "Properties", and such undivided thirty seven and one-half percent (37 1/2%) of Seller's rights, titles and interests in and to the Properties are hereinafter called the "Subject Interests."

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       1.2    OVERRIDING ROYALTY INTERESTS.  The Subject Interests to be
conveyed to Buyer shall be subject to those certain Assignments of Overriding Royalty Interests described in SCHEDULE 1.2. The Subject Interests to be conveyed to Buyer shall not be subject to and shall be free and clear of those certain Assignments of Overriding Royalty Interests described in
SCHEDULE 1.2A.

       1.3 SELLER'S RESERVED OVERRIDING ROYALTY INTEREST: It is further understood and agreed that any additional oil and gas interests acquired by Buyer or Seller within the AMI will be subject to overriding royalty interests reserved or assigned in favor of Seller or its designee as set forth on SCHEDULE 1.3 hereto.


                                     ARTICLE 2.
                          PURCHASE PRICE; PAYMENT; OPTION


       2.1 PURCHASE PRICE. The total purchase price for the Subject Interests shall be $5,478,098.00 (the "Purchase Price") payable in accordance with the following terms:

              (a) An initial payment shall be due and payable to Seller at Closing in an amount equal to $3,500,000.00 to be remitted as follows:
       (i) $133,862.00 to Seller; (ii) $3,366,138.00 for the account of Seller to Western Geophysical Company, each by wire transfer of immediately available funds.

              (b) The second payment shall be due and payable to Seller on September 15, 1999, in an amount equal to $1,978,098.00 (the "Deferred Portion") to be remitted to Seller by wire transfer of immediately available funds; provided, however, in the event Buyer has not received on or before September 15, 1999, a fully executed Subordination Agreement in recordable form (the "Subordination Agreement"), the form of which is attached hereto as EXHIBIT F, Buyer shall pay only one-half of the Deferred Portion to Seller. Subsequent to September 15, 1999, at the time Buyer receives the Subordination Agreement, Buyer shall use its best efforts as are reasonably practical under the circumstances to pay Seller as soon as possible the remaining one-half of the Deferred Portion, plus interest on said one half of the Deferred Portion at the prime rate, per annum in effect from time to time, which interest shall begin to accrue after September 15, 1999, but in all events such payment shall be made by Buyer to Seller within seven business days of Buyer's receipt of the Subordination Agreement. Notwithstanding anything herein to the contrary, including the terms and provisions of Article 12, after Seller delivers to Buyer the Subordination Agreement and thereafter Buyer does not pay the Deferred Portion of the Purchase Price to Seller in the amount and within the time set forth herein, Seller, at its sole option, may elect to either (i) enforce its rights to receive the Deferred Portion of the Purchase Price or (ii) receive from Buyer an assignment of the Subject Interests, including the Seismic Data, (in the same form as the Assignment attached hereto as EXHIBIT E) conveyed to Buyer at Closing, such reconveyance to Seller to be free and clear of all liens and burdens placed thereon after Closing, for and in consideration of return from Seller to Buyer of the portion of the Purchase Price actually paid by Buyer for the Subject Interests, without interest, and (iii) pursue any other available legal or equitable remedies insofar as same relate to the elections Seller makes in either (i) or (ii) above. In such event, Buyer agrees to pay all costs of pursuing such remedies incurred by Seller including reasonable attorneys fees, expenses and interest. In addition, Buyer agrees to return the Seismic Data, destroy any notes or interpretations arising out of such data, and, from and after the reconveyance to Seller, maintain the data as a proprietary and confidential trade secret of Seller.

       2.2 OPTION. The parties hereto recognize that Buyer is acquiring 37 1/2% of all of Seller's rights, titles and interests in the Properties.
In addition to the purchase of the Subject Interests and for the consideration described below, Buyer also is acquiring and Seller hereby grants to Buyer an option, at Buyer's sole election, to purchase an additional 12.5% interest (the "Option Interest") of all of Seller's rights, titles and interests in the Properties, including, without limitation, an undivided twelve and one-half percent (12 1/2%) of all of the rights, titles and interests which Seller acquired pursuant to the Acquisition Documents, such percentage being calculated prior to the initial conveyance of the Subject Interests, which means that after the purchase of the Subject Interests hereunder and the Option Interest (if Buyer elects to purchase the Option Interest), Buyer will have fifty percent (50%) of Seller's rights, titles and interests in the Properties. This option may be exercised by payment by Buyer to Seller on or before February 25, 2000, of an amount of $1,826,033.00 plus an additional amount of $214,276.00 payable in a manner mutually agreed to by Seller and Buyer. In the event that the parties cannot mutually agree as to a manner of payment, Buyer shall pay Seller by wire transfer in immediately available funds. During the period from the Closing hereof until February 25, 2000, Buyer shall make any payments for drilling, completion, re-working, logging, testing, lease operating, oil and gas lease acquisition, geophysical option acquisition, independent landman fees, and title examination and opinion fees that are required of Seller and relate to the Option Interest; provided, however, in the event Buyer notifies Seller that Buyer is relinquishing the Option Interest, Buyer's obligation to make said payments shall cease on the fifth day following Seller's receipt of said notice. Upon exercise by Buyer of the Option Interest and payment therefore to Seller, Seller will execute and deliver to Buyer an Assignment of the Properties covered by the Option Interest using a form substantially similar to the one attached hereto as EXHIBIT E. All of Seller's representations, warranties and covenants contained in this Agreement shall apply to the Option Interest. The Option Interest may not be transferred or assigned by Buyer without the express written consent of Seller, which consent may be withheld, except that Seller does hereby consent to such a transfer or assignment by Buyer to an entity in which the general partner of Elliot Associates, L.P. has an interest.


                                     ARTICLE 3.
                      SELLER'S REPRESENTATIONS AND WARRANTIES


       All enumerated schedules referred to in this Article 3 shall be referred to collectively as the "Disclosure Schedule." All references in this Article 3 to the Subject Interests shall be deemed to also include reference to the Option Interest. Seller represents and warrants to Buyer as follows, as of Closing:

       3.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to carry on its business in the State of Texas.

       3.2 AUTHORITY. Seller has full power and authority and has taken all requisite action, corporate or otherwise, to authorize each Seller to carry on Seller's business as presently conducted,

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

to own the Subject Interests, to enter into this Agreement and to perform Seller's obligations under this Agreement.

       3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Seller shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

       3.4 NON-CONTRAVENTION. Except for approvals required to be obtained from governmental entities who are lessors under leases forming a part of the Subject Interests (or who administer such leases on behalf of such lessors) which are customarily obtained post-closing, neither the execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party nor the consummation by it of the transactions contemplated hereby and thereby do or will (a) conflict with or result in a violation of any provision of the charter or bylaws or other governing instruments of Seller,
(b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of its properties may be bound, (c) result in the creation or imposition of any lien or other encumbrance upon the properties of Seller, or (d) violate any applicable law, rule or regulation binding upon Seller.

       3.5 APPROVALS. Except for approvals required to be obtained from governmental entities who are lessors under leases forming a part of the Subject Interests (or who administer such leases on behalf of such lessors) which are customarily obtained post-closing, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

       3.6 PENDING CLAIMS AND LITIGATION. Except as otherwise set forth in SCHEDULE 3.6, there are no pending claims, demands, suits, actions, or other proceedings in which Seller is a party or to the best of Seller's knowledge, its predecessors in interest are or may be made a party, which affect the Subject Interests in any material respect, or affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or that would, if determined adversely to Seller, or any of the Subject Interests (i) result in the impairment or loss, in whole or in material part, of Seller's title to the Subject Interests, (ii) hinder or impede the operation of all or any portion of any Subject Interests or (iii) restrain, prohibit or impose damage on Buyer or Seller with respect to the transactions contemplated herein.

       3.7 FINDER'S FEES. Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect to this transaction for which Buyer shall have any responsibility whatsoever. Seller shall indemnify and hold Buyer harmless from and against all claims, demands, suits, actions or causes of action whatsoever arising from any allegation by a broker, finder or other intermediary that it is entitled to a commission, finder's fee or other compensation as a result of having dealt with Seller.

       3.8 TITLE. Seller makes no representation or warranty as to title to the Subject Interests except for claims arising by, through or under Seller, but not otherwise.

       3.9 MATERIAL CONTRACTS. Except as set forth on SCHEDULE 3.9, at Closing, the Subject Interests are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly; or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of One Hundred Thousand Dollars ($100,000.00). With respect to the Subject Interests, (A) to the best of Seller's knowledge, all Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (B) Seller is not in material breach or default with respect to any of its obligations pursuant to any such Material Contract; (C) all payment (including, without limitation, valid calls for advance payment under unit or operating agreements) due by Seller thereunder have been made by Seller; and
(D) neither Seller nor any other party to any Material Contract has given notice of any action to terminate, cancel, rescind, or procure a judicial reformation of a Material Contract or any provision thereof. Except as set forth on SCHEDULE 3.9, no contracts contain any provision that prevents Buyer from owning, managing and operating the Subject Interests in accordance with historical practices.

       3.10 NO OPERATIONS OR CURRENTLY DUE PAYMENTS. Except as set forth on SCHEDULE 3.10, with respect to the Subject Interests, (i) there are no outstanding calls for payments which are due or which Seller has committed to make with respect to the Subject Interests which have not been made; (ii) there are no material operations with respect to which Seller has become a party; (iii) there are no commitments for the expenditure of funds for drilling or other capital projects; and (iv) there are no existing contracts solely between Seller and any of its Affiliates, affecting or providing services or support to any of the Subject Interests or operations on the Subject Interests.

       3.11 EQUIPMENT. There is no Equipment owned by Seller appertaining to the Subject Interests.

       3.12   CONSENTS AND PREFERENTIAL RIGHTS.  Except as set forth on
SCHEDULE 3.12, no consents required from governmental agencies or entities as part of an ordinary course transfer, no preferential purchase rights, consents, approvals or other action by, or filing with any person or governmental agency or entity is required in connection with the execution, delivery and performance by Seller of this Agreement.

       3.13 PARTNERSHIP TREATMENT. The Subject Interests are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended, or any similar state statute.

       3.14 CANCELLATION OF LEASES OR OPTIONS. Seller has not received notice of any pending claims for cancellation from any lessors or other third parties with respect to the Leases or Options.

       3.15 FUTURE DELIVERY. Except as set forth in SCHEDULE 3.15, Seller is not obligated by virtue of any prepayment arrangement under any contract for the sale of Hydrocarbons, including take-or-pay obligation, imbalance of production or similar provisions or a production payment or any other arrangement to deliver Hydrocarbons from the Subject Interests at some future time without then or otherwise receiving full payment therefor. There are no gas balancing obligations or makeup rights relating to the Subject Interests, and there are no calls on production, forward sales, or price hedging arrangements in place and affecting the Subject Interests.

       3.16   [THIS SECTION INTENTIONALLY LEFT BLANK]

       3.17 BANKRUPTCY. There are no bankruptcy proceedings pending which have been initiated by Seller. Seller has initiated a reorganization of a portion of its debt with certain creditors. Seller has made available for review to Buyer true and correct copies of all documents and instruments related to such reorganization.

       3.18 TAXES. All ad valorem, property, production, severance and similar taxes and assessments, if any, based on or measured by the ownership of property with respect to the Subject Interests for all periods prior to the Closing Date shall be paid prior to the Closing Date by Seller.

       3.19 RESTRICTIONS ON VOTING. Except as set forth in SCHEDULE 3.19, to the best of Seller's knowledge, no restrictions exist with regard to the Subject Interests, which would diminish Buyer's right or ability to vote to begin drilling activities with respect to any of the Subject Interests at any time.


                                     ARTICLE 4.
                       BUYER'S REPRESENTATIONS AND WARRANTIES


Buyer represents and warrants to Seller as follows, as of Closing:

       4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is qualified to do business and is in good standing under the laws of the State of Texas.

       4.2 AUTHORITY. Buyer has full power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Subject Interests on the terms described in this Agreement and to perform its obligations under this Agreement. Neither the execution and delivery of this Agreement nor the performance of Buyer's obligations hereunder will (i) violate its articles of incorporation or bylaws; or (ii) violate or constitute a default under any law, regulation, contract, agreement, consent, decree or judicial order by which Buyer or any of its officers, directors, stockholders are bound.

       4.3 ENFORCEABILITY. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Buyer shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

       4.4 NON-CONTRAVENTION. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation of any provision of the charter or bylaws or other governing instruments of Buyer, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound, (c) result in the creation or imposition of any lien or other encumbrance upon the properties of Buyer, or (d) violate any applicable law, rule or regulation binding upon Buyer.

       4.5 APPROVALS. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby.

       4.6 PENDING LITIGATION. There are no pending suits, actions, or other proceedings in which Buyer is a party which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

       4.7 DUE DILIGENCE. Buyer represents that it has performed sufficient review and due diligence with respect to the Subject Interests, which includes reviewing files and performing necessary evaluations, assessments and other tasks relating to the Subject Interests to enable it to acquire the Subject Interests under the terms of this Agreement. The provisions of this Section 4.7 in no way modify or waive any rights of Buyer resulting from a breach of any representation or warranty of Seller contained in Article 3.

       4.8 KNOWLEDGEABLE PURCHASER. Buyer represents that by reason of its knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and risks of purchasing the Subject Interests from Seller and has formed an opinion based solely on Buyer's knowledge and experience and not on any representations or warranties by Seller. The provisions of this Section 4.8 in no way modify or waive any rights of Buyer resulting from a breach of any representation or warranty of Seller contained in Article 3.

       4.9 SECURITIES ACT; DECEPTIVE TRADE PRACTICES ACT. Buyer is acquiring the Subject Interests for its own account and without a view to the distribution thereof within the meaning of the

Securities Act of 1933, (and the rules and regulations pertaining thereto) as amended. Buyer can and does expressly waive the provisions of the Texas Deceptive Trade Practices Act.

       4.10 FINDER'S FEES. Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect to this transaction for which Seller shall have any responsibility whatsoever. Buyer shall indemnify and hold Seller harmless from and against all claims, demands, suits, actions or causes of action whatsoever arising from any allegation by a broker, finder or other intermediary that it is entitled to a commission, finder's fee or other compensation as a result of having dealt with Buyer.


                                     ARTICLE 5.
                 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER


The obligations of Seller to be performed at the Closing are subject to the fulfillment (or waiver by Seller in its sole discretion), before or at the Closing, of each of the following conditions:

       5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties by Buyer set forth in this agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Buyer shall have performed and complied with in all material respects all agreements required to be performed and satisfied by it at or prior to Closing.

       5.2 NO LITIGATION. There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Seller in connection therewith.

       5.3 CONSENTS. All consents and approvals required to be obtained for the assignment of the Subject Interests to Buyer shall have been obtained or waived or shall have expired without being exercised, except for those consents and approvals which are customarily obtained after closing.


                                     ARTICLE 6.
                  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER


The obligations of Buyer to be performed at the Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion), before or at the Closing, of each of the following conditions:

       6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Seller shall have performed and complied with in all material respects all agreements required to be performed and satisfied by it at or prior to Closing.

       6.2 NO CLAIMS OR LITIGATION. There shall be no claims or demands, and no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Buyer in connection therewith.

       6.3 CONSENTS. All consents and approvals required to be obtained for the assignment of the Subject Interests to Buyer shall have been obtained or waived or shall have expired without being exercised, except for those consents and approvals which are customarily obtained after closing.

       6.4 CONFIRMATION OF ASSIGNMENT. Buyer shall have received from Seller a confirmation dated and signed by Western Geophysical Company ("Western"), which states that upon receipt of $3,366,138.00 from Seller by Western, Western shall convey all rights, title and interest in the Seismic Data to Seller and shall consent to any subsequent assignment of the Seismic Data.


                                     ARTICLE 7.
                                      CLOSING


       7.1 THE CLOSING. The closing ("Closing") of the transactions contemplated hereby shall take place at the offices of Thompson Knight Brown Parker & Leahy L.L.P., 1200 Smith Street, Suite 3600, Houston, Texas, at 10:00 a.m. Central Standard Time on or before August 30, 1999, or at such other date and time as the Buyer and Seller may mutually agree upon ("Closing Date").

       7.2 CLOSING OBLIGATIONS. At the Closing the following events shall occur, each event under the control of one Party hereto being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:

              (a) Seller shall execute and deliver to Buyer and Buyer shall execute and receive:

                     (1)    this Agreement

                     (2) an Assignment and Bill of Sale (the "Assignment") in substantially the form annexed hereto as EXHIBIT E, with the blanks and exhibit(s) appropriately completed, conveying the Subject Interests; and

                     (3) such other documents and instruments as are contemplated by this Agreement.

              (b) Buyer shall, by wire transfer, deliver the initial portion of the Purchase Price as set forth in Section 2.1 hereof.

              (c) Except for the Seismic Data, Seller shall deliver to Buyer possession of the Subject Interests at the Closing. The Seismic Data will be delivered to Buyer within twenty-four hours of Closing.


                                     ARTICLE 8.
                         ASSUMPTION OF CERTAIN OBLIGATIONS


Upon and after Closing, Buyer shall own the Subject Interests, together with all the rights, duties, obligations and liabilities accruing after Closing, including the Assumed Obligations. Buyer agrees to assume and pay, perform, fulfill and discharge all Assumed Obligations arising from and after the

Closing Date; including, but not limited to, the obligations to make payments on behalf of Seller in accordance with Section 2.2.


                                     ARTICLE 9.
                    OPERATIONS; NO REDUCTION OF BUYER'S INTEREST


       9.1 OPERATOR. It is understood and agreed that, unless otherwise required by the Unitization Agreement or any other agreement to which the Subject Interests are subject (the Unitization Agreement and each such other agreement being hereinafter in this Section 9.1 referred to individually as a "Third Party Agreement"), Buyer shall be the Operator for the drilling and operation of all wells hereafter drilled on the Properties. In the event a Third Party Agreement provides for the selection of an Operator, Seller shall vote and take all such other necessary actions as are reasonably practical under the circumstances under such Third Party Agreement to select Buyer as the Operator under such Third Party Agreement. With respect to any portion of the Properties in which the oil, gas and mineral leasehold estate therein is owned solely by Seller and Buyer, operations on such portion of the Properties shall be conducted pursuant to the Operating Agreement, with Buyer as the Operator. Notwithstanding anything to the contrary contained in this Purchase and Sale Agreement, Seller shall not be required to vote or take any action to approve or maintain Buyer as Operator in the event Buyer does not adequately fulfill its obligations as a reasonably prudent Operator under the same or similar circumstances as more particularly set forth in the Operating Agreement; or if Seller or another party to the Operating Agreement initiates an action to remove Buyer as Operator for good cause as more particularly set forth in the Operating Agreement. Additionally, the parties agree that this
Article 9.1 shall be stated in the Operating Agreement.

       9.2 AVOIDANCE OF REDUCTION OF BUYER'S INTEREST. The Mobil Term Assignment provides that upon the occurrence of certain events that the Assignee under said Assignment may be required to reassign to the Assignor under said Agreement portions of the assigned premises not producing in paying quantities (all as more particularly set forth and defined in the Mobil Term Assignment). Seller hereby covenants and agrees to and with Buyer, that in the event Buyer's interest in the production of oil, gas and/or other minerals in lands which Buyer retained pursuant to the Mobil Term Assignment is to be reduced for any reason as a result of the Unitization Agreement, Seller shall execute an additional assignment or assignments to Buyer covering a sufficient amount of Seller's interest in the Properties to prevent such interests of Buyer from being reduced.

       9.3 NOTICE OF CONTRACTUAL RIGHTS. Seller hereby covenants and agrees to and with Buyer that at Closing Seller will execute and deliver to Buyer a "Notice of Contractual Rights", in recordable form, which reflects that Seller's interest in the Properties is burdened by the agreements and covenants set forth in this Article 9. In the event Seller obtains and delivers to Buyer an amendment to the Mobil Term Assignment which renders the reason for Article 9.2 unnecessary, Buyer shall execute and deliver to Seller a release of said Notice of Contractual Rights.

                                    ARTICLE 10.
                                  INDEMNIFICATION


       10.1 SELLER'S INDEMNIFICATION OF BUYER. Seller agrees to indemnify and hold harmless Buyer and its shareholders, directors, officers, partners, employees, and their agents and assigns, from and against any loss or damage (including, without limitation, reasonable attorneys' fees and costs) reasonably incurred (excluding any consequential damage or loss) (a "Loss") by Buyer resulting from, based upon, or arising from, directly or indirectly:

       (i) Any inaccuracy in or breach of Seller's representations and warranties set forth herein.

       (ii) Any other matter as to which Seller in other provisions of this Agreement has expressly agreed to indemnify Buyer;

       (iii) Any lawsuits, liens, judgments, costs, reasonable attorneys' fees, claims or proceedings of any nature relating to the ownership or operations of the Subject Interests and arising out of any act, transaction or circumstance involving Buyer, whether based on negligence or otherwise, and occurring prior to the Closing Date; and

       (iv) Any claims, losses, damages, lawsuits, liens, judgments, costs, reasonable attorneys' fees, claims or proceedings of any nature made by third parties, including any and all governmental agencies or entities, relating to the ownership and operation of the Subject Interests occurring before the Closing Date.

       10.2 BUYER'S INDEMNIFICATION OF SELLER. Buyer agrees to indemnify and hold harmless Seller and its shareholders, directors, officers, partners, employees, and their agents and assigns, from and against any Loss of Seller resulting from, based upon, or arising from, directly or indirectly:

       (i) Any inaccuracy in, or breach any of the representations or warranties of Buyer set forth in this Agreement;

       (ii) Any other matter as to which Buyer in other provisions of this Agreement has expressly agreed to indemnify Seller;

       (iii) Any lawsuits, liens, judgments, costs, reasonable attorneys' fees, claims or proceedings of any nature relating to the ownership or operations of the Subject Interests and arising out of any act, transaction or circumstance involving Seller, whether based on negligence or otherwise, and occurring after the Closing Date; and

       (iv) Any claims, losses, damages, lawsuits, liens, judgments, costs, reasonable attorneys' fees, claims or proceedings of any nature made by third parties, including any and all governmental agencies or entities, relating to the ownership and operation of the Subject Interests occurring after the Closing Date.

       10.3 NOTICE AND OPPORTUNITY TO DEFEND. After receipt by any party thereto (the "Indemnified Party") of notice of any demand, claim, or circumstances that, with the lapse of time, could give rise to a claim, or the commencement (or threatened commencement) of any action, proceeding, or investigation, that in either case could give rise to a right to indemnification pursuant to this Article 10 (an "Asserted Liability"), the Indemnified Party will give the party that may become obligated to provide indemnification under this Article 10 (the "Indemnifying Party") written notice describing the Asserted Liability in reasonable detail and indicating the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnified Party. After accepting in writing an obligation to indemnify the Indemnified Party against the assumed liability, the Indemnifying Party may defend, at its own expenses and by its own counsel, any Asserted Liability, and the Indemnified Party will cooperate in such defense against such Asserted Liability. If the Indemnified Party fails to defend the Asserted Liability with thirty (30) calendar days after notice thereof (or sooner if the nature of the Asserted Liability so requires) or contests its obligation to indemnify under this Agreement, the Indemnified Party may pay, compromise, or defend such Asserted Liability for the account, and at the expense of, the Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise will not be unreasonably withheld. In connection with the defense of any claim, the Indemnified Party will make available to the Indemnifying Party any books, records, or other documents within its control that are necessary or appropriate for such defense. In addition, any Indemnifying Party will be subrogated to the rights of the Indemnified Party with respect to the respective Loss.

       10.4 RECOVERABLE AMOUNT. Neither Buyer nor Seller shall be entitled to recover from Seller or Buyer, respectively, for any losses, costs, expenses, or damages arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney fees, suffered by such party. Buyer and Seller shall have no right to recover punitive, special, exemplary and consequential damage arising in connection with or with respect to the transactions contemplated in this Agreement.

       10.5 NO SETTLEMENT IF ADVERSE IMPACT. No person entitled to indemnification hereunder or otherwise to damages in connection with or with respect to the transactions contemplated in this Agreement shall settle, compromise or take any other action with respect to any claim, demand, assertion of liability or legal proceeding that could prejudice or otherwise adversely impact the ability of the person providing such indemnification or potentially liable for such damages to defend or otherwise settle or compromise with respect to such claim, demand, assertion of liability or legal proceeding.

       10.6 WAIVER OF BREACH. Neither Seller nor Buyer shall have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement for any breach, misrepresentation or noncompliance with respect to any representation, warranty, covenant or obligation if such breach, misrepresentation or noncompliance shall have been expressly waived by the other party.

                                    ARTICLE 11.
                              LIMITATION OF WARRANTIES


       11.1 LIMITATION OF WARRANTIES. Anything in this Agreement to the contrary notwithstanding, the Subject Interests are being sold by Seller to Buyer without recourse, covenant, or warranty of any kind, express, implied, or statutory, with the sole exception that each Seller will warrant title to its respective ownership of the Subject Interests, subject to the Permitted Encumbrances, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under each Seller, but not otherwise. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER CONVEYS ALL PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, AND FIXTURES COMPRISING THE PROPERTIES AS-IS, WHERE-IS AND WITH ALL FAULTS AND EXPRESSLY DISCLAIMS AND NEGATES (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. SELLER ALSO EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE PROPERTIES BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE PROPERTIES; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO THE EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF OIL, GAS OR OTHER SUBSTANCES FROM THE PROPERTIES, IT BEING UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER.


                                    ARTICLE 12.
                                   MISCELLANEOUS


       12.1 FURTHER ASSURANCES. After the Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto.

       12.2 DELIVERY OF RECORDS TO BUYER. Within thirty (30) days after Closing, Seller shall deliver to Buyer, at Seller's address, or at such other place as any of same may be kept, duplicate copies of all items which Buyer requested to be delivered at Closing.

       12.3 NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by certified mail, postage prepaid and return receipt requested or by telecopier as follows:

       Seller:              Texstar Petroleum, Inc.
                            1000 Louisiana, 15th Floor
                            Houston, Texas  77002
                            Telephone:    (713) 739-0351
                            Telecopier:   (713) 739-8402
                            Attention: Thomas E. Hardisty
                            Hand Delivery: Land Department

       Buyer:               Prime Natural Resources, Inc.
                            5151 San Felipe, Suite 1200
                            Houston, Texas 77056
                            Telephone:    (713) 513-3979
                            Telecopier:   (713) 513-3870
                            Attention: Land Manager, Kenny Tidwell
                            Hand Delivery: Land Department

or to such other place within the United States of America as either party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours. All notices by telecopier shall be confirmed in writing on the day of transmission by either mailing by postage prepaid certified mail with return receipt requested, or by personal delivery.

       12.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

       12.5 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No such assignment shall release any party of any of its obligations under this Agreement. Nothing in this Agreement shall entitle any person other than the parties hereto or their respective permitted successors and assigns to any claim, cause of action, remedy or right of any kind.

       12.6 ENTIRE AGREEMENT; AMENDMENTS; WAIVERS. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the party to be charged with such amendment or waiver. No waiver of any of the provisions of the Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

       12.7 SEVERABILITY. If a court of competent jurisdiction determines that any clause or provision of this Agreement is void, illegal, or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

       12.8 HEADINGS. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

       12.9 COUNTERPARTS. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

       12.10 EXPENSES, FEES AND TAXES. Each of the parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including broker fees. Buyer shall be responsible for the cost of all fees for the recording of transfer documents. All other costs shall be borne by the party incurring them. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Seller and Buyer that the Purchase Price excludes any sales taxes or other taxes in connection with the sale of property pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for such tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall indemnify and hold Seller harmless with respect to the payment of any of such taxes, including any interest or penalties assessed thereon.

       12.11 LAWS AND REGULATIONS. From and after the Closing, (a) Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall properly obtain and maintain all permits required by public authorities with regard to the Subject Interests, and shall provide and maintain with the applicable regulatory agency(ies) all required bonds and permits.

       12.12 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, INDEMNITIES AND AGREEMENTS. All of the representations, warranties, covenants, indemnities and agreements contained in this Agreement shall survive the Closing and execution and delivery of all of the documents contemplated hereby for a period ending August 25, 2000; provided, however, the representations, warranties, covenants, indemnities and agreements contained in Sections 1.3, 2.1, 3.8, 9.1, 9.2, 9.3 and 11.1 shall survive the Closing and execution and delivery of all of the documents contemplated hereby indefinitely.

       12.13 TIME LIMITATIONS FOR NOTICE OF CLAIM BY BUYER. After the Closing, any assertion by Buyer that Seller is liable (a) for the inaccuracy of any representation or warranty, (b) for the breach of any covenant, (c) for indemnity under the terms of this Agreement or (d) otherwise in connection with the transactions contemplated in this Agreement, must be made by Buyer in writing and must be given to Seller on or prior to August 25, 2000. It is the intent of the parties that this time limitation will be in lieu of the applicable statutes of limitations. However, this Article 12.13 shall not apply to Sections 1.3, 2.1, 3.8, 9.1, 9.2, 9.3 and 11.1 of this Agreement.

       12.14 TIME LIMITATIONS FOR NOTICE OF CLAIM BY SELLER. After the Closing, any assertion by Seller that Buyer is liable (a) for the inaccuracy of any representation or warranty, (b) for the breach of any covenant, (c) for indemnity under the terms of this Agreement or (d) otherwise in connection with the transactions contemplated in this Agreement, must be made by Seller in writing and must be given to Buyer on or prior to August 25, 2000. It is the intent of the parties that this time limitation will be in lieu of the applicable statutes of limitations. However, this Article 12.14 shall not apply to Sections 1.3, 2.1, 3.8, 9.1, 9.2, 9.3 and 11.1 of this Agreement.

       12.15 SELLER'S LIABILITY THRESHOLD. Buyer shall not be entitled to assert any right to indemnification hereunder or to otherwise seek any damages or other remedies for or in connection with (a) the inaccuracy of any representations of Seller contained in this Agreement or any other agreement or instrument, executed or delivered in connection with this Agreement; (b) the breach of, or failure to perform or satisfy any of the covenants of Seller set forth in this Agreement or in any other agreement or instrument, executed or delivered in connection with this Agreement; or (c) any liabilities otherwise arising in connection with or with respect to the transactions contemplated in this Agreement until the amount of the Liabilities for such misrepresentations and breaches actually suffered by Buyer exceeds $150,000.00, and then only to the extent of such excess.

       12.16 BUYER'S LIABILITY THRESHOLD. Seller shall not be entitled to assert any right to indemnification hereunder or to otherwise seek any damages or other remedies for or in connection with (a) the inaccuracy of any representations of Buyer contained in this Agreement or any other agreement or instrument, executed or delivered in connection with this Agreement; (b) the breach of, or failure to perform or satisfy any of the covenants of Buyer set forth in this Agreement or in any other agreement or instrument, executed or delivered in connection with this Agreement; or (c) any liabilities otherwise arising in connection with or with respect to the transactions contemplated in this Agreement until the aggregate amount of the Liabilities for such misrepresentations and breaches actually suffered by Seller exceeds $150,000.00, and then only to the extent of such excess.

       12.17 MAXIMUM LIABILITY OF SELLER. Seller shall not be required to indemnify Buyer or pay any other amount in connection with or with respect to the transactions contemplated in this Agreement in any amount exceeding one half of the aggregate of the Purchase Price, or, in the event Buyer acquires the Option Interest, one half of the sum of the aggregate of the Purchase Price, plus the amount pertaining to the Option Interest set forth in Article 2.2, including the $1,826,033.00 payment, the $214,276.00 payment, and any payments required of Buyer as set forth in Article 2.2 concerning expenses and fees.

       12.18 MAXIMUM LIABILITY OF BUYER. Buyer shall not be required to indemnify Seller or pay any other amount in connection with or with respect to the transactions contemplated in this Agreement in any amount exceeding one half of the aggregate of the Purchase Price, or, in the event Buyer acquires the Option Interest, one half of the sum of the aggregate of the Purchase Price, plus the amount of the $1,826,033.00 payment and the $214,276.00 payment as set forth in Article 2.2 concerning payment for the Option Interest.

       12.19 SOLE REMEDY. If the Closing occurs, the sole and exclusive remedy of Buyer and Seller with respect to the purchase and sale of the Subject Interests shall be pursuant to the express provisions of this Agreement. Any and all (a) claims relating to the representations, warranties, covenants and agreements contained in this Agreement, (b) other claims pursuant to or in connection with this Agreement or (c) other claims relating to the Subject Interests and the purchase and sale thereof shall be subject to the provisions set forth in this SECTION 12. If the Closing occurs, Buyer and Seller shall be deemed to have waived, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Seller or Buyer, respectively, arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.

       12.17 EXHIBITS AND SCHEDULES. The following Appendix, enumerated Exhibits, and Disclosure Schedule are incorporated herein and are a part hereof.


       APPENDIX A           Definitions
       EXHIBIT A            Description of Leases
       EXHIBIT A-1          Description of Acquisition Documents
       EXHIBIT B            Description of Options
       EXHIBIT C            Description of Contracts
       EXHIBIT D            Area of Mutual Interest
       EXHIBIT E            Form of Assignment and Bill of Sale
       EXHIBIT F            Subordination Agreement


       SCHEDULE 1.2         Overriding Royalty Conveyances Burdening Buyer
       SCHEDULE 1.2A        Overriding Royalty Conveyances Not Burdening Buyer
       SCHEDULE 1.3         Overriding Royalty Interests on AMI Acquisitions
       SCHEDULE 3.6         Pending Claims and Litigation
       SCHEDULE 3.9         Material Contracts
       SCHEDULE 3.10        Pending AFEs
       SCHEDULE 3.12        Consents and Preferential Rights
       SCHEDULE 3.15        Prepayments
       SCHEDULE 3.19        Restrictions

Executed as of the date set forth above.

                              SELLER:

                              TEXSTAR PETROLEUM, INC.


                              By:  /s/ Prentis B. Tomlinson, Jr.
                                 -----------------------------------------
                                       Prentis B. Tomlinson, Jr.
                                       Chairman and Chief Executive Officer


                              BENZ ENERGY INC.


                              By:  /s/ Prentis B. Tomlinson, Jr.
                                 ------------------------------------------
                                       Prentis B. Tomlinson, Jr.
                                       Chairman and Chief Executive Officer


                              BUYER:

                              PRIME NATURAL RESOURCES, INC.


                              By:  /s/ W. Richard Anderson
                                 ------------------------------------------
                                       W. Richard Anderson
                                       Executive Vice President and
                                       Chief Financial Officer













       THIS IS A SIGNATURE PAGE TO THE PURCHASE AND SALE AGREEMENT

                                     APPENDIX A

                                    DEFINITIONS

       Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Appendix A unless such terms are defined elsewhere in this Agreement:

       "AFFILIATES" shall mean any person or entity, directly or indirectly controlling or controlled by or under direct or indirect control with such person or entity as defined in the Securities Act of 1933, as amended.

       "AGREEMENT" shall mean this Purchase and Sale Agreement.

       "AMI" shall have the meaning ascribed to such term in the third recital to this Agreement.

       "AMI ACQUISITIONS" shall have the meaning ascribed to such term in
SECTION 1.3.

       "ASSIGNMENT" shall have the meaning ascribed to such term in SECTION 7.2(a).

       "ASSUMED OBLIGATIONS" shall mean all pro rata liabilities, duties and obligations that arise on or after the Closing from ownership or operations of the Subject Interests, including, but not limited to, (A) all duties, liabilities and obligations arising on or after the Closing under any Contract or other agreement affecting the Subject Interests, including, but not limited to, (i) the Options, (ii) the Mobil Term Assignment, (iii) the Exploration Agreement, (iv) the Unitization Agreement, (v) the Operating Agreement and (B) all duties, liabilities and obligations that arise under the Leases, assignments in the chain of title of the Leases, and burdens on production; and (C) the Option Interest and (D) all other duties, liabilities and obligation assumed by Buyer under this Agreement.

       "CLOSING" shall have the meaning ascribed to such term in SECTION 7.1.

       "CLOSING DATE" shall have the meaning ascribed to such term in
SECTION 7.1.

       "CONTRACTS" shall have the meaning ascribed to such term in
SECTION 1.1(c).

       "EQUIPMENT" shall mean all personal property, movables, equipment, fixtures, gathering lines, pipelines, and improvements located on and appurtenant to the Leases and Lands insofar as they are used or held in connection with the operation of the Leases insofar as they cover the Lands or relate to the production, treatment, sale, or disposal of hydrocarbons or water produced therefrom or attributable thereto.

       "EXPLORATION AGREEMENT" shall mean that certain Agreement dated effective October 15, 1997, by and between Amoco Production Company, Mobil Producing Texas and New Mexico Inc. and Cheyenne Petroleum Company, as amended.

       "HYDROCARBONS" shall have the meaning ascribed to such term in Section 1.1(e).

                                 Appendix A, Page 1

       "LANDS" shall have the meaning ascribed to such term in the third paragraph of the Recitals.

       "LEASES" shall have the meaning ascribed to such term in SECTION 1.1(a).

       "MATERIAL CONTRACT" shall mean a contract to which Seller is a party and involves payments of over $100,000.00 in any twelve month period.

       "MOBIL TERM ASSIGNMENT" shall mean that certain Term Assignment of Oil and Gas Lease dated effective December 31, 1998, from Mobil Producing Texas and New Mexico Inc. to Texstar Petroleum, Inc., as amended.

       "OPERATING AGREEMENT" shall mean the Operating Agreement Seller and Buyer intend to enter into in accordance with the Exploration Agreement and in the form annexed thereto.

       "OPTIONS" shall have the meaning ascribed to such term in SECTION 1.1(B).

       "PERMITTED ENCUMBRANCES" shall mean any or all of the following:

            (i) encumbrances that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry;

            (ii) encumbrances that arise as a result of pooling and unitization agreements, declarations, orders or laws to secure payment of amounts not yet delinquent;

            (iii) encumbrances securing payments to mechanics and materialmen and encumbrances securing payment of taxes or assessments that are, in either case, not yet delinquent;

            (iv) consents to assignment by governmental authorities that are customarily obtained after the consummation of transactions of the nature contemplated by this Agreement;

            (v) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of any of the Subject Interests that are not such as to interfere materially with the operation, value or use of any of the Subject Interests;

            (vi) such title defects as Buyer has expressly waived in writing;

            (vii) rights reserved to or vested in any municipality or governmental, tribal, statutory or public authority to control or regulate any of the Subject Interests in any manner, and all applicable laws, rules and orders of any municipality or governmental or tribal authority; and

            (viii) the terms and conditions of (A) the Leases, (B) the Options, (C) the Mobil Term Assignment, (D) the Exploration Agreement,
       (E) the Unitization Agreement, (F) the

                                 Appendix A, Page 2

       Operating Agreement, and (G) all other agreements required to be executed under the terms and conditions of items (A) through (G) above.

       "PURCHASE PRICE" shall have the meaning ascribed to such term in
SECTION 2.1.

       "SEISMIC DATA" shall mean all of the three dimensional seismic data acquired over the Lands and processed by Western Geophysical Company in accordance with that certain General Agreement for Acquisition of Geophysical Data dated October 5, 1998, the Supplemental Agreement No. 1 dated October 5, 1998, as amended, and the Letter Agreement dated January 6, 1999 (Bid #010598G1) between Benz Energy LTD (now Benz Energy Inc.) and Western Geophysical Company.

       "SUBJECT INTERESTS" shall have the meaning ascribed to such term in
SECTION 1.1.

       "UNITIZATION AGREEMENT" shall mean that certain Old Ocean Field Unitization Agreement dated January 30, 1947, recorded in Vol. 412, Pg. 1, of the Deed Records of Brazoria County, Texas, and in Vol. 176, Pg. 55 of the Deed Records of Matagorda County, Texas.












                                 Appendix A, Page 3